Exhibit 99.1


Metromedia International Group Inc. Announces Update on the Fuqua Industries, Inc. Shareholder Litigation

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Jan. 31, 2006--Metromedia International Group, Inc. (the "Company") currently traded as: (PINK
SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in communications businesses in the country of Georgia, announced today that terms of a settlement have been agreed among parties to the derivative legal action In Re Fuqua Industries which would, upon review and approval by the Court of Chancery of the State of Delaware, bring this long-standing legal action to a final close. In the event that the Court approves the proposed settlement, the Company reported that it expects to receive in excess of $4 million from the $7 million settlement amount agreed on by the defendants in the action and will no longer bear obligation to fund the legal expenses of these defendants. The Company sent to its common shareholders of record as of January 5, 2006 ("the Shareholders") a Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appeal in the matter of In Re Fuqua Industries, Inc. Shareholders Litigation (the "Notice"). The Notice informs the Shareholders that a settlement hearing ("the Settlement Hearing") in the In Re Fuqua Industries action is scheduled for March 6, 2006 in the Court of Chancery of the State of Delaware ("the Court") and of Shareholder's rights to participate in the Settlement Hearing.
    In Re Fuqua Industries was initiated by a stockholder on behalf of the Company as a derivative action in the early 1990's when the Company operated under the name Fuqua Industries, Inc. Since the action was brought on behalf of the Company, any funds received in settlement of the action, net of plaintiffs' counsel fees and expenses, will go to the Company and not to individual stockholders. Pursuant to the terms and conditions of the proposed settlement, the defendants would pay an aggregate amount of $7 million (the "Settlement Amount") to be paid by the defendants; and each of the individual defendants has deposited his share of this aggregate amount into an escrow account maintained for the benefit of the Company. The Company has agreed that, should the Settlement be approved at the Settlement Hearing, it will not oppose plaintiffs' counsel application for an award of attorneys' fees not to exceed $2.1 million and a reimbursement of expenses not to exceed $0.325 million

    At the Settlement Hearing, the Court will:

    -- Determine whether a Stipulation of Settlement, dated as of December 31, 2005 (the "Stipulation"), and the terms and conditions of the settlement proposed in the Stipulation (the "Settlement"), are fair, reasonable and adequate;

    -- Determine whether the interests of the stockholders of the Company have been adequately represented at all times by counsel to plaintiffs in connection with the prosecution and settlement of the action;

    -- Determine whether a final order and judgment should be entered by the Court dismissing the action with prejudice and on the merits as to all parties; and

    -- Determine, in the event that the Court approves the Stipulation and the Settlement and enters its final judgment, whether it should award attorneys' fees and expenses to plaintiffs' counsel.

    Commenting on these developments, Ernie Pyle, the Company's Chief Financial Officer, stated: "The proposed Settlement of this long-standing litigation matter is quite favorable to the Company. In addition to receiving cash proceeds from the settlement, which can reasonably be expected to exceed $4 million, the Company will no longer be responsible for reimbursement of the defendants' legal expenses. Although, the Company is not a defendant in this derivative case, it has been obligated under its organizational documents and Delaware Law to fund the defendants' legal expenses for the past several years, an amount estimated around $5.0 million. This funding obligation arose when the Company's Directors and Officers liability insurance carrier for the litigation matter, Reliance Insurance Company ("Reliance"), encountered financial difficulties. In 2001, Reliance became subject to an order of rehabilitation with the State of Pennsylvania. Should the Court not approve the Stipulation and Settlement, the Company anticipates that the Court will schedule a trial in this action and thus the Company's obligation to fund the defendants' legal costs would continue until the action is ultimately resolved, including any possible appeals."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses includes Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing its ongoing restatement activities and filing with the SEC its 2004 Form 10-K and first, second and third quarter 2005 Form 10-Q's. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July
18, 2005, July 25, 2005, July 28, 2005, August 3, 2005, August 10,
2005, September 8, 2005 and September 19, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com